Exhibit 23.3

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-181406) of Questar Gas Company and in the related Prospectus of our report dated February 18, 2016, with respect to the financial statements and schedule of Questar Gas Company included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Salt Lake City, Utah
February 18, 2016